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                                                                   EXHIBIT 10.28

                             SYPRIS SOLUTIONS INC.
                           SHARE PERFORMANCE PROGRAM
                                      FOR
                              STOCK OPTION GRANTS


OBJECTIVE:        To provide key executives of the Company with the opportunity to earn potentially significant amounts of equity-based incentive based upon the price performance of the Company's shares of Common Stock on the Nasdaq Stock Market over the longer term.

PLAN: Participants will receive a grant of stock options based upon the achievement of specific stock price performance levels. Each price performance level will have been achieved when: (i) the average daily closing price for the shares of Sypris common stock is equal to or in excess of the specified price target for any full calendar quarter; (ii) the Compensation Committee shall have validated this event and forwarded its recommendation to the Board; and (iii) the Board of Directors shall have approved the grant of options.

PROVISIONS:       The target price per share will be adjusted from time-to-time to reflect any stock dividends, stock splits, subdivisions, reclassifications, recapitalizations and/or combinations. The target price will not be adjusted to reflect the issuance of shares for purposes of raising capital or completing acquisitions.


PROGRAM DATE:     July 1, 1998.

TERMINATION DATE: June 30, 2006.

AWARD LEVELS:    Share             Section 16                Other
                 Price              Officers                  Key

                $15.00             3,500-7,000              500-3,500
                $20.00             3,500-7,000              500-3,500
                $25.00             3,500-7,000              500-3,500
                $30.00             3,500-7,000              500-3,500
                $35.00             3,500-7,000              500-3,500
                $40.00             3,500-7,000              500-3,500
                $45.00             3,500-7,000              500-3,500
                $50.00             3,500-7,000              500-3,500

                  The actual award level for a participant will be determined by the Compensation Committee at the time of the individual's admission to the Program based upon a number of factors, including the nature and scope of the individual's responsibility and/or contribution relative to other Program participants.

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                  The Compensation Committee may, at its sole discretion, change a participant's award level within the prescribed range based upon the performance of the individual and his or her progression into increasingly responsible positions of responsibility within the Company. The Compensation Committee may also decrease, or terminate, an individual's participation in the Program should the individual be demoted to a position of lesser responsibility or otherwise fail to live up to the Company's performance expectations.

                  If the individual's participation in the Program is terminated for reasons of performance (which may or may not include a demotion to a position of lesser responsibility), then the Compensation Committee may, in its sole discretion, call any and all options granted to such individual under the Program, in which case the individual will have thirty (30) days in which to exercise vested options. Any options that have yet to vest, or remain unexercised after thirty (30) days of such call, will become null and void.

STRIKE PRICE:     The strike price will be set at the greater of (i) the
                  specific share price target that has been achieved, or (ii) the closing price of the stock on the day the Board approves the grant of options.

VESTING: The options will vest in equal annual increments of 20% each (of the total option award) beginning 24 months after the date of grant. The options will expire on the eighth anniversary of the date of grant, unless exercised prior to such date.

SHARES: The shares of common stock to be issued upon the exercise of any stock options granted under the Program may be of a class that may or may not contain voting rights, subject to Board determination at the time of exercise.

ADMINISTRATION:   The Compensation Committee of the Board will be responsible for the administration of the Share Performance Program for Stock Option Grants. All stock options that are granted to participants under the Program will be governed by the Sypris
                  Solutions Inc. 1994 Stock Option Plan for Key Employees and the related Stock Option Agreement.

OTHER: Should a participant leave the employ of the Company for any reason, all unexercised options will become null and void and of no further value.

MISCELLANEOUS:    The Company may, without the consent of any employee, amend or terminate the Program at any time and from time-to-time.

                  SYPRIS SOLUTIONS INC.              AGREED TO:


                  ----------------------------       --------------------------
                  Jeffrey T. Gill                    Participant
                  President & CEO

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                                                     Date

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